Exhibit 23.1

Consent of Independent Accounting Firm

We consent to the inclusion in the Prospectus Supplement, dated June 14, 2019, of Iteris, Inc. (and related Preliminary Prospectus Supplement) of our report dated May 28, 2019 relating to the audit of the financial statements of Albeck Gerken, Inc. for the years ended December 31, 2018 and 2017.  We also consent to the reference to our firm under the heading “Experts” in such Prospectus Supplement (and related Preliminary Prospectus Supplement).

/s/ Justin Frauendorfer
for Bland & Associates, P.C.
Omaha, Nebraska
June 13, 2019